Exhibit 10.24

AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT

THIS AMENDED AND RESTATED STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is made as of August 10, 2007 (the “Effective Date”), by and between GOFISH TECHNOLOGIES, INC., a California corporation (“GoFish”), GOFISH CORPORATION, a Nevada corporation of which GoFish is a wholly-owned subsidiary (the “Company”) and KALEIDOSCOPE, INC., a Delaware corporation, acting through its wholly owned subsidiary, Kaleidoscope Sports and Entertainment LLC (“KSE”).

WHEREAS, GoFish, the Company and KSE entered into that certain Strategic Alliance Agreement, dated as of January 1, 2007 (the “Original Agreement”), pursuant to which KSE agreed to provide certain content to GoFish and GoFish and KSE agreed to jointly participate in connection with the procurement, sale, delivery and support of such content on the websites that GoFish is engaged in the business of providing, including www.gofish.com;

WHEREAS, GoFish, the Company and KSE entered into a First Amendment to Strategic Alliance Agreement, dated as of June 29, 2007 (the “First Amendment”), pursuant to which the parties agreed to modify the definition of “Base Warrants” to delay the vesting thereof for an additional month;

WHEREAS, GoFish, the Company and KSE entered into a Second Amendment to Strategic Alliance Agreement, dated as of July 31, 2007 (the “Second Amendment”, and the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Existing Agreement”), pursuant to which the parties agreed to modify the definition of “Base Warrants” to further delay the vesting thereof for an additional month; and

WHEREAS, GoFish, the Company and KSE desire to amend and restate the Existing Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

BACKGROUND STATEMENT

GoFish is engaged in the business of providing one or more websites, including www.gofish.com (the “Websites”) that serve as a medium for user-generated, amateur, licensed, and professional content as a vehicle for targeted, value added advertising. KSE is in the business of providing developing, distributing and producing entertainment properties and providing consulting services in the development of specialty television programs. This Agreement sets forth the terms and conditions under which KSE will provide certain Content to GoFish and GoFish and KSE will jointly participate in connection with the procurement, sale, delivery and support of the Content on the Websites.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions. When used as a capitalized term in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Finder’s Fee” has the meaning set forth in Section 4.3.2.

“Acquisition by the Company” means, in a single transaction or a series of related transactions, the purchase by the Company and/or GoFish of all or substantially all of the outstanding capital stock or the assets of a Person who is not, immediately prior to such transaction (or the first of such series of related transactions) an Affiliate of the Company or GoFish, whether by stock purchase, asset purchase, merger, consolidation, share exchange or otherwise.

“Acquisition by the Company Consideration” means the total net proceeds to a Person acquired by the Company or its stockholders or GoFish, as the case may be, in an Acquisition by the Company, after deduction of all taxes, transaction costs and expenses (excluding the Acquisition Finder’s Fee).

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 3.3 (“Restrictive Covenants of KSE”), an “Affiliate” of KSE shall be deemed to include any and all of KSE’s directors, officers, employees, independent contractors, consultants, representatives and professional advisors, in each case having knowledge of this Agreement or the subject matter hereof and/or performing services to or on behalf of KSE in connection herewith.

“Agreement” means this Agreement between the Parties, as the same may be amended, modified or supplemented from time to time.

“Business” means a business in any location worldwide which uses an Internet portal to provide, sell, develop, market or conduct a business in the nature of providing Internet video content, whether publicly or as a user-paid service, or any other business engaged in or contemplated to become engaged in by any member of the GoFish Group prior to or during the term of this Agreement.

“Client” has the meaning set forth in Section 3.3.3.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Commissions” has the meaning set forth in Section 4.1.2.

“Copyrightable Work” has the meaning set forth in Section 3.3.2.

“Covenant Period” the period commencing on the Effective Date and ending on the date that is six (6) months following the termination of this Agreement by either Party and for any reason.

“Covered Services” means the services provided by KSE to GoFish hereunder related to the generation of Sales and those items described on the attached Exhibit A.

“GoFish Group” has the meaning set forth in Section 3.3.1.

“Governmental Authority” means any national, federal, state, county, municipal or other government or governmental, quasi-governmental or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal.

“Intellectual Property” means all inventions, ideas, data, customer lists, pricing information, marketing analyses, concepts, designs, schematics, layouts, Patents, trademarks, trademark applications, service marks, trade names, logos, copyrights, software, source code, object code, programming language, Know-how, Technical Data, licenses and other similar rights by whatever name, whether or not patentable, copyrighted or copyrightable, registered or registrable, and any and all improvements or derivatives thereof, whether reduced to tangible form or otherwise, and whether registered with or recognized by any governmental or regulatory body or otherwise.

“Know-how” means those currently existing ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes of KSE, whether or not patentable, that are used by KSE in connection with the design, manufacture and use of the Covered Services.

“New Warrants” means the warrants to purchase up to One Hundred Sixty Six Thousand Six Hundred and Sixty Seven (166,667) shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price of $3.00 per share, (ii) the vesting of one third (1/3) of the aggregate number of shares of Common Stock underlying the New Warrants immediately upon execution and delivery of this Agreement, (iii) the vesting monthly in arrears of the remaining shares of Common Stock underlying the New Warrants at the end of each subsequent month during the term hereof at a rate of one twelfth (1/12th) of the aggregate number of remaining shares of Common Stock underlying the New Warrants and (iv) (A) if this Agreement is terminated prior to six (6) months following the Effective Date, the New Warrants shall expire automatically on the date of termination of this Agreement, (B) if this Agreement is terminated after this Agreement has been in effect for at least six (6) months but less than twelve (12) months, the New Warrants shall expire automatically six (6) months following the date of termination and (C) if this Agreement is in effect for at least twelve (12) months, the New Warrants shall expire on the fifth anniversary of the Effective Date.

“Original Warrants” means any warrants issued or issuable to KSE under the Existing Agreement, including the Base Warrants, the Commission Warrants, the Distribution Warrants, the Partnership Warrants and the Award Show Warrants.

“Patents” means any rights to exclude any Person from making, using, selling or otherwise exploiting any product or service incorporating any invention, business method or device, as recognized or recognizable by any governmental or regulatory body in any jurisdiction (including without limitation the United States Patent and Trademark Office), whether granted, applied for or otherwise, and together with any patent that claims priority from such application, including any continuation, continuation-in-part and divisional, together with any foreign counterpart thereof.

“Party” means either of the parties to this Agreement, and “Parties” means all of them.

“Person” means an individual, corporation, partnership, association, limited liability company, trust or unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prospect” means any Person worldwide to which GoFish deems it advisable to market and sell the services of GoFish.

“Revenue” means revenue derived by GoFish from Sales, net of costs and expenses incurred (including without limitation Taxes and Commissions).

“Sale Finder’s Fee” has the meaning set forth in Section 4.3.1.

“Sale of the Company” means, in a single transaction or a series of related transactions, the sale of all or substantially all of the outstanding capital stock or assets of the Company or GoFish to a Person who is not, immediately prior to such transaction (or the first of such series of related transactions) an Affiliate of the Company or GoFish, whether by stock purchase, asset purchase, merger, consolidation, share exchange or otherwise.

“Sale of the Company Consideration” means the total net proceeds to the Company or its stockholders or GoFish, as the case may be, for the Sale of the Company, after deduction of all taxes, transaction costs and expenses (excluding the Sale Finder’s Fee).

“Sales” means the sales of services of GoFish during the term of this Agreement that, in each case, result from KSE’s identification of Prospects and the initiation of a business relationship between such Prospects and GoFish.

“Taxes” means any duty, levy, import, export, excise, sales and value added taxes, customs duties, levy or similar charge, including interest and penalties thereon, however designated.

“Technical Data” means those currently existing KSE drawings, plans, parts lists, specifications and process descriptions that relate to the design, manufacture and use of the Covered Services, whether in printed, drawn or electronic form.

“Websites” has the meaning set forth in the section of this Agreement captioned “Background Statement,” above.

“Work Made for Hire” has the meaning set forth in Section 3.3.2.

“Work Product” has the meaning set forth in Section 3.3.2.

1.2  Usage. For the purpose of construing this Agreement, unless the context indicates otherwise, words in the singular number shall be deemed to include words in the plural number, and vice versa, and words in one gender shall be deemed to include words in the other gender. The table of contents, titles to articles and section headings are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of KSE. KSE hereby represents and warrants to GoFish as follows:

2.1.1  Valid Existence. KSE is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

2.1.2  Authorization, Execution and Enforceability. KSE has the power and authority under its organizational documents and applicable law to execute, deliver and carry out the terms and provisions of this Agreement. The execution, delivery and performance by KSE of this Agreement have been duly authorized by all necessary corporate action of KSE, and this Agreement has been duly executed on behalf of KSE. This Agreement is the valid and binding obligation of KSE, enforceable against KSE in accordance with its terms.

2.1.3  Right to Conduct Business. KSE is in the business of providing developing, distributing and producing entertainment properties and providing consulting services in the development of specialty television programs. Neither KSE nor any of its Affiliates is subject to any judgment, order, decree, writ, injunction or criminal penalty imposed by any Governmental Authority that would have a material adverse effect upon the ability of KSE to engage in such business or to perform its obligations under this Agreement.

2.1.4  Intellectual Property. KSE (i) is the owner of the entire right, title, and interest in and to the Patents, Know-how and Technical Data; (ii) has the right and power to grant the licenses granted herein; and (iii) is not a party to any other agreements with any Person in conflict with the license grant contemplated herein. To the knowledge of KSE, GoFish’s contemplated use of the Patents, Know-how and Technical Data to design, manufacture, use, lease and sell Covered Services does not infringe any valid rights of any third party.

2.1.5  Qualification. KSE is, and shall for the duration of the term shall be, fully qualified and capable of performing its obligations hereunder in a proficient and timely manner.

2.2  Representations and Warranties of GoFish. GoFish hereby represents and warrants to KSE as follows:

2.2.1  Valid Existence. GoFish is duly organized, validly existing and in good standing as a corporation under the laws of the State of California.

2.2.2  Authorization, Execution and Enforceability. GoFish has the power and authority under its organizational documents and applicable law to execute, deliver and carry out the terms and provisions of this Agreement. The execution, delivery and performance by GoFish of this Agreement have been duly authorized by all necessary action of GoFish, and this Agreement has been duly executed on behalf of GoFish. This Agreement is the valid and binding obligation of GoFish, enforceable against GoFish in accordance with its terms.

2.2.3  Business. GoFish and its Affiliates are engaged in the business of providing and maintaining the Websites, among other things. Neither GoFish nor any of its Affiliates is subject to any judgment, order, decree, writ, injunction or criminal penalty imposed by any Governmental Authority that would have a material adverse effect upon the ability of GoFish to engage in such business or to perform its obligations under this Agreement.

2.2.4  Common Stock. Upon issuance in accordance with the terms and conditions of the New Warrants, the Common Stock will be fully paid and nonassessable.

ARTICLE 3

PROVISION OF SERVICES BY KSE; RESTRICTIVE COVENANTS; PUBLIC ANNOUNCEMENTS

3.1  KSE Services. KSE shall use its best efforts to identify Prospects and initiate business relationships between such Prospects and GoFish with a view towards generating Sales. To that end, KSE shall devote such resources as are reasonably expected to maximize potential Sales generation. Further, Ray Volpe shall serve as a member of the advisory board of the Company and/or GoFish, without additional compensation.

3.2  Reports. During the term of this Agreement, KSE shall provide to GoFish and the Company written reports on at least a monthly basis summarizing Prospects (including Requests for Proposals) identified by KSE and any other information that GoFish or the Company reasonably requests.

3.3  Restrictive Covenants of KSE. KSE hereby agrees as follows:

3.3.1  KSE acknowledges that the information, observations and data obtained by KSE and its Affiliates concerning the business and affairs of GoFish and its Affiliates (the “GoFish Group”), in connection with KSE’s performance of services for GoFish (whether prior to, on or after the Effective Date) are confidential and are the property of GoFish, including information concerning transaction opportunities in or reasonably related to the business or industry of GoFish of which KSE is aware as of the Effective Date, or becomes aware during the term of this Agreement. Therefore, KSE agrees that it will not, and will not allow any of its Affiliates to, at any time, whether during or after the term of this Agreement, disclose to any unauthorized person or, directly or indirectly, use for KSE’s own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without GoFish’s consent, unless and to the extent that the aforementioned matters become generally known and available for use other than as a direct or indirect result of KSE’s or KSE’s Affiliates’ acts or omissions to act, provided, that, KSE may disclose any such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) that is legally required or compelled, provided, further, in such event, to the extent permitted by law, he shall provide GoFish with prior notice of such disclosure. KSE agrees to deliver to GoFish at the termination of this Agreement, or at any other time GoFish may request in writing (whether during or after the term of this Agreement), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the GoFish Group (including, without limitation, all transaction prospects, lists and contact information) which KSE or any of its Affiliates may then possess or have under KSE’s or such Affiliate’s control.

3.3.2  KSE acknowledges that all Intellectual Property created by KSE or its Affiliates at the specific written request of GoFish or the GoFish Group during the term of this Agreement (“Work Product”) belongs exclusively to GoFish, and KSE hereby assigns, and agrees to assign, all of KSE’s rights, title and interest in and to the Work Product to GoFish. For the avoidance of doubt, no Intellectual Property created by KSE either prior to or after the term of this Agreement shall constitute Work Product for purposes of this Agreement and KSE shall retain all right, title and interest in and to such Intellectual Property. Any copyrightable work (“Copyrightable Work”) prepared by KSE or any of its Affiliates for GoFish or any member of the GoFish Group shall be deemed a “Work Made for Hire” under the copyright laws, and GoFish shall own all rights therein.

3.3.3  During the Covenant Period, KSE and its Affiliates shall not, other than in connection with its providing services to and for the benefit of the GoFish Group, directly or indirectly, either individually or as a principal, partner, member, manager, agent, employer, employee, consultant, independent contractor, stockholder, joint venturer or investor, or as a director or officer of any corporation, limited liability company, partnership or other entity, or in any other manner or capacity whatsoever:

(a)  solicit or divert or attempt to solicit or divert from any member of the GoFish Group any business with any Client (as defined below);

(b)  solicit or divert or attempt to solicit or divert from any member of the GoFish Group any business with any person or entity who was being solicited as a potential Client;

(c)  induce or cause, or attempt to induce or cause, any salesperson, supplier, vendor, representative, independent contractor, broker, agent or other person transacting business with any member of the GoFish Group to terminate or modify such relationship or association or to represent, distribute or sell services or products in competition with services or products of any member of the GoFish Group; or

(d)  otherwise provide any services or products to any Client that are or have been provided by any member of the GoFish Group.

For purposes of this Agreement, a “Client” shall mean (A) an individual or entity to whom any member of the GoFish Group has provided any advertising, marketing, analysis or other media services or products prior to the commencement of the Covenant Period, or (B) any individual or entity to whom any member of the GoFish Group has provided any advertising, marketing, analysis or other media services or products with respect to or in connection with the Business at any time during the Covenant Period, and (C) any individual or entity who is solicited by any member of the GoFish Group, as a potential “Client” at any time during the Covenant Period.

3.3.4  During the term of this Agreement, except on behalf and for the benefit of the Company and during that portion of the Covenant Period which continues after the term of this Agreement, KSE and its Affiliates shall not, directly or indirectly, either individually or as a principal, partner, member, manager, agent, employer, employee, consultant, independent contractor, stockholder, joint venturer or investor, or as a director or officer of any corporation, limited liability company, partnership or other entity, or in any other manner or capacity whatsoever, either directly or indirectly, induce or cause, or attempt to induce or cause, any employee, representative, independent contractor, member, manager, partner, shareholder, director or officer of any member of the GoFish Group to leave the employ or engagement of the GoFish Group.

3.4  Public Announcements; Material Non-Public Information. The Parties agree that neither Party shall make any press release, announcement or other public disclosure of the existence or nature of this Agreement or the relationship of the Parties pursuant to this Agreement absent the prior approval of, if the Party seeking to make such announcement is KSE, the Company, or, if the Party seeking to make such announcement is the Company or GoFish, KSE, with respect to the content and manner of such public announcement. Notwithstanding the foregoing, KSE acknowledges and agrees that the Company is a publicly-held corporation and accordingly is under a duty to publicly disclose certain developments relating to its operations, capital and obligations, and therefore the Company may make such disclosures to the extent that such disclosure is, in the reasonable view of the Company and its legal counsel, required by applicable law, rules and regulations to which it is subject. In addition, KSE agrees to assist the Company to the extent reasonably requested in any application that the Company may make for confidential treatment under the federal Freedom of Information Act or other applicable statute pertaining to select, sensitive information that would otherwise be required to be publicly disclosed if and to the extent that the Company believes in good faith warrants confidential treatment. Furthermore, KSE acknowledges and agrees that from time to time during the course of its relationship with the Company and GoFish and their respective affiliates, KSE may learn material nonpublic information regarding the Company, and KSE agrees that it shall maintain the confidentiality of any such material nonpublic information and shall refrain from making any investment decisions with respect the Common Stock, any New Warrants or any other securities of the Company (including without limitation the optioning of any securities of the Company on any applicable trading market or exchange) for so long as such material nonpublic information remains material and nonpublic.

ARTICLE 4

COMPENSATION

4.1  Waiver of Original Compensation; New Cash Compensation to KSE.

4.1.1  KSE hereby (a) acknowledges receipt of the cash Participation Fee (as defined in the Existing Agreement) that may have accrued under the Existing Agreement through the period ended May 31, 2007 and (b) waives any and all rights to receive the cash Participation Fee that may have accrued or that may have been accruing under the Existing Agreement from the period commencing on June 1, 2007 through the date hereof.

4.1.2  Until the end of the term of this Agreement or until earlier termination of this Agreement with the mutual consent of the Parties or by either Party pursuant to Section 6.2, in consideration for certain services to be rendered by KSE hereunder, GoFish shall pay KSE on a quarterly basis sales commissions as follows (“Commissions”):

(a)  to the extent that KSE initiates a business relationship between a Prospect and GoFish and any resulting Sales are consummated during the period commencing on the date of such initiation and ending six (6) months thereafter, GoFish shall pay KSE cash in an amount equal to 10% of the cash Revenue actually received by GoFish that directly results from such initiation; and

(b)  to the extent that KSE initiates a business relationship between a Prospect and GoFish and any resulting Sales are consummated during the period at the beginning of the seventh month following such initiation and ending six months thereafter, GoFish shall pay KSE cash in an amount equal to 5% of the cash Revenue actually received by GoFish that directly results from such initiation.

Notwithstanding the foregoing, KSE shall not be entitled to Commissions to the extent that KSE initiates a business relationship between a Prospect and GoFish and any resulting Sales are consummated after the end of the twelve month following such initiation. Commissions shall become due and payable within forty five (45) days of the end of the fiscal quarter of GoFish during which the underlying cash Revenue was actually received by GoFish.

4.2  Surrender by KSE of Original Warrants; New Warrants Compensation to KSE.

4.2.1  KSE hereby surrenders to the Company, and the Company hereby accepts from KSE for surrender, all of the issued Original Warrants, which shall be immediately cancelled and shall be of no further force or effect. KSE shall return original certificates representing the issued Original Warrants to the Company within fifteen (15) days of the date hereof. KSE hereby terminates, waives and abandons any and all rights or privileges arising under and inuring to KSE under the Original Warrants and the Existing Agreement as they relate to the Original Warrants, and releases and discharges the Company from its obligations and duties under such agreements with respect to the Original Warrants.

4.2.2  In consideration for certain services to be rendered by KSE hereunder, upon the Company’s receipt of all of the original certificates representing the issued Original Warrants, the Company shall issue the New Warrants to KSE.

4.3  Finder’s Fees. If, during the term of this Agreement or within six (6) months following the termination of this Agreement, GoFish and/or the Company shall enter into a written agreement for:

4.3.1  The Sale of the Company to a third party with whom the Company and/or GoFish had no prior relationship and who is introduced to the Company and/or GoFish with a view towards pursuing a possible Sale of the Company, then, upon the consummation of the Sale of the Company pursuant to such agreement, the Company or GoFish, as the case may be, shall pay to KSE an amount (in cash, stock or other form of consideration constituting the Sale of the Company Consideration) equal to two percent (2%) of the Sale of the Company Consideration (the “Sale Finder’s Fee”). Notwithstanding the foregoing, unless KSE specifically notifies the Company and/or GoFish in writing, prior to or contemporaneously with the making of such introduction that such third party is intended to be covered by this provision, no Sale Finder’s Fee shall become due or payable.

4.3.2  The Acquisition by the Company from a third party with whom the Company and/or GoFish had no prior relationship and who is introduced to the Company and/or GoFish with a view towards pursuing a possible Acquisition by the Company, then, upon the consummation of the Acquisition by the Company pursuant to such agreement, the Company or GoFish, as the case may be, shall pay to KSE an amount (in cash, stock or other form of consideration constituting the Acquisition by the Company Consideration) equal to two percent (2%) of the Acquisition by the Company Consideration (the “Acquisition Finder’s Fee”). Notwithstanding the foregoing, unless KSE specifically notifies the Company and/or GoFish in writing, prior to or contemporaneously with the making of such introduction that such third party is intended to be covered by this provision, no Acquisition Finder’s Fee shall become due or payable.

4.4  Taxes. KSE shall pay any Tax imposed as a result of the operation or existence of this Agreement and the payment of any compensation hereunder. As may be required by law, GoFish and/or the Company shall be permitted to withhold or deduct from such compensation any Taxes owed by KSE hereunder.

4.5  Records and Adjustments. GoFish shall keep reasonably complete and accurate records with respect to all Covered Services and shall furnish any information that KSE may reasonably request from time to time to enable it to confirm the compensation payable to KSE under this Agreement. GoFish shall retain all such records for at least three (3) years. KSE shall have the right to make an examination once per quarter, during normal business hours, of all records and accounts bearing upon the amount of compensation payable to it under this Agreement. Unless contested in good faith by the Company or GoFish, GoFish shall promptly pay any additional compensation found by such audit to be due. KSE’s right to audit and examine all records and accounts of GoFish shall survive termination of this Agreement for a period of one (1) year.

ARTICLE 5

ALLOCATION OF LIABILITY

5.1  KSE Warranty. KSE warrants and agrees that any services that it provides hereunder will be provided in a competent manner consistent with customary industry standards. OTHER THAN AS SPECIFICALLY SET FORTH HEREIN, THE ABOVE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND KSE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO ITS SERVICES, KNOW-HOW, PATENTS AND TECHNICAL DATA, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. KSE shall not be liable for any consequential or incidental damages resulting from a breach of its warranty hereunder.

5.2  Indemnification.

5.2.1  GoFish Indemnification. GoFish agrees to defend, indemnify, and hold KSE, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) resulting from a claim asserted by any third party that arises out of or relates to the acts or omissions of GoFish hereunder, including without limitation, the marketing, sourcing, sale, provision and support of Covered Services (unless caused by a breach of any representation and warranty made by KSE herein).

5.2.2  KSE Indemnification. Subject to limitations contained herein, KSE agrees to defend, indemnify, and hold GoFish, and its officers, directors, agents, employees harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against GoFish based on KSE’ breach of any representation and warranty made herein.

5.2.3  Notice and Defense. The party claiming the indemnification shall promptly notify the other party upon the assertion of any such claim, shall permit such other party to defend the claim and shall provide reasonable assistance to such other party, at such other party’s expense, in the defense of the claim.

ARTICLE 6

TERM AND TERMINATION

6.1  Term. The term of this Agreement shall commence upon the Effective Date and shall continue for a period of twelve (12) months unless earlier terminated with the mutual consent of the Parties or by either Party pursuant to Section 6.2.

6.2  Termination. Following completion of the first four (4) months of the term of this Agreement, either Party may terminate this Agreement by written notice to the other Party. Furthermore, either Party may terminate this Agreement at any time by written notice thereof to the other Party if the other Party breaches a material term of this Agreement and fails to cure such breach within ten (10) days after written notice thereof from the nonbreaching Party.

6.3  Survival. Upon the termination of this Agreement, the licenses granted to GoFish hereunder shall terminate, but any sublicense granted by GoFish to an Approved Prospect prior to such termination, in the manner permitted hereunder, shall survive and continue in full force and effect. In addition, Articles 4, 5, 6 and 7 shall survive termination and continue in full force and effect.

ARTICLE 7

MISCELANEOUS

7.1  Waiver. No failure or delay by either party in enforcing any of its rights under this Agreement shall be construed as a waiver of the right to subsequently enforce any of its rights, whether relating to the same or a subsequent matter.

7.2  Expenses. Whether or not the transactions contemplated in this Agreement are consummated, each Party shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

7.3  Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered by hand or by a reputable national overnight courier service or by facsimile transmission or three business days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties in the manner provided below (information is included below for telephone and email contact purposes but no notice delivered telephonically or by email shall be deemed effective unless and until delivered physically in hardcopy form):

If to GoFish:

GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California, 94103
Facsimile: (415) 978-9603
Attention: Tabreez Verjee, President
E-mail: tverjee@gacapital.com

With a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Facsimile: (415) 268-7522
Attention: John W. Campbell, Esq.
E-mail: JCampbell@mofo.com

If to KSE:

919 Third Avenue, 18th Floor
New York, NY 10022
Facsimile: _____________
Attention: _____________
E-mail: _____________

Any Party may change the address to which notice is to be given by notice given in the manner set forth above.

7.4  Assignment. Other than as otherwise expressly stated herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Party. Any purported assignment in violation of this section shall be void. Notwithstanding the foregoing, the acquisition of any Party, whether by the sale of stock or assets, merger or consolidation or other business combination, shall not constitute an assignment for purposes of this Agreement.

7.5  No Rights in Third Parties. This Agreement does not grant any rights or remedies to any Person that is not a Party to this Agreement. No Person is a third-party beneficiary of this Agreement.

7.6  Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of New York.

7.7  Jurisdiction and Venue. Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in the state courts of the State of New York located in the City and County of New York or in the U. S. District Court for the Southern District of New York, and the Parties hereby submit to the jurisdiction of and consent to venue in such courts.

7.8  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9  Severability. The invalidity of any portion of this Agreement shall not invalidate any other portion of this Agreement and, except for such invalid portion, this Agreement shall remain in full force and effect.

7.10  Entire Agreement and Termination of Existing Agreement. This Agreement embodies the entire Agreement and understanding of the Parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated hereby. The Parties hereby agree that the Existing Agreement is hereby amended and restated in its entirety by this Agreement, and the Existing Agreement shall be of no further force or effect. This Agreement may be amended, modified or supplemented only by written agreement of all of the Parties hereto.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Strategic Alliance Agreement as of the date first above written.

GOFISH TECHNOLOGIES, INC.

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

GOFISH CORPORATION

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

KALEIDOSCOPE, INC.

By:	/s/ A.B. Andrea
Name: A.B. Andrea
Title: President

Exhibit A

Description of Covered Services

•	Identification of Prospects and the initiation of business relationships between such Prospects and GoFish with a view towards generating Sales;

•
Promotion of the Websites, both with respect to creating and increasing user awareness of and interest in such portals, creating awareness of such portals to the advertising and media communities, arranging “partnerships” for generation of meaningful traffic to such portals and the like; and

•
Promotion of the Company and/or GoFish as a possible merger/acquisition partner with a view towards acquisitions by the Company of appropriate targets or the Sale of the Company, including identifying prospective merger/acquisition partners, making appropriate introductions and assisting the Company and/or GoFish with respect to negotiations of possible merger/acquisition transactions or the Sale of the Company.